UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 22, 2005

DOCUMENT SCIENCES CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	000-20981	33-0485994
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5958 Priestly Drive
Carlsbad, California	92008
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (760) 602-1400

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On December 22, 2005, the Board of Directors of Document Sciences Corporation (the “Registrant”) approved the immediate and full acceleration of vesting of all unvested stock options granted under the Registrant’s 1995 Stock Option Plan and the 2004 Stock Incentive Plan for those employees and directors with more than one year of service with the Registrant. Effective December 22, 2005, the vesting of options to purchase 610,748 shares of common stock with a weighted average exercise price of $5.14 was accelerated, including options to purchase 431,773 shares of common stock with a weighted average exercise price of $5.17 held by executive officers and directors. The primary purpose of the accelerated vesting was to eliminate compensation expense in the income statement that the Registrant would otherwise have recorded in future periods with respect to these accelerated options subsequent to the January 1, 2006 effective date of Financial Accounting Standards Board Statement No. 123(R), “Share Based Payment” (“FAS 123R”). The Registrant’s current estimate of the aggregate future expense that will be eliminated as a result of the acceleration of the vesting of these options is approximately $1.5 million over the original vesting periods, based upon all outstanding options continuing to vest under their original pre-acceleration vesting terms. By vesting these previously unvested options, the stock based compensation expense required under FAS 123R will only be reflected in the footnote disclosure in the consolidated financial statements for the year ended December 31, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 30, 2005

DOCUMENT SCIENCES CORPORATION

By:	/s/ John L. McGannon
Name:	John L. McGannon
Its:	President, Chief Executive Officer and
Chief Financial Officer

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